13D

Exhibit 99.1

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: December 30, 2021

Huangpu Investment Holding Limited

By:	/s/ Diqiao Hu
Name:	Diqiao HU
Title:	Director

China Huarong International Holdings Limited

By:	/s/ Weiqiang Zhu
Name:	Weiqiang ZHU
Title:	Director

China Huarong Macau (HK) Investment Holdings Limited

By:	/s/ Wei Cui
Name:	Wei CUI
Title:	Director

China Huarong (Macau) International Company Limited

By:	/s/ Yuanyu Yang
Name:	Yuanyu YANG
Title:	Director

China Huarong Asset Management Co., Ltd.

By:	/s/ Yongli Xu
Name:	Yongli XU
Title:	Vice President